Exhibit 99.1

IAC REPORTS Q4 2021 – Q4 REVENUE INCREASES 52% TO $1.2 BILLION

NEW YORK— February 15, 2022—IAC (NASDAQ: IAC) released its fourth quarter results today and separately posted a letter to shareholders from IAC CEO Joey Levin on the Investor Relations section of its website at ir.iac.com.

IAC SUMMARY RESULTS
($ in millions except per share amounts)
	Q4 2021	Q4 2020	Growth	FY 2021	FY 2020	Growth
Revenue	$1,159.4	$765.0	52%	$3,699.6	$2,764.5	34%
Operating loss	(61.7)	(22.1)	-179%	(129.5)	(537.7)	76%
Unrealized gain on investment in MGM	102.1	576.2	-82%	789.3	840.6	-6%
Net earnings	18.7	509.1	-96%	603.3	269.7	124%
Diluted EPS	0.20	5.59	-96%	6.37	2.97	115%
Adjusted EBITDA	11.2	50.6	-78%	114.9	105.2	9%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q4 2021 HIGHLIGHTS

•	On December 1, 2021, Dotdash completed the acquisition of Meredith Holdings Corp. (“Meredith”), owner of brands such as PEOPLE, Better Home & Gardens, FOOD & WINE, Allrecipes, Southern Living, InStyle and REAL SIMPLE, in an all cash transaction at a purchase price of $2.7 billion. Q4 2021 and full year 2021 include December 2021 results of Meredith.

•	Dotdash Meredith revenue increased 240% year-over-year to $252 million, including $170 million from Meredith post acquisition. Dotdash standalone revenue increased 11%, the 19th consecutive quarter of double-digit growth.

o	Pro Forma revenue was $645 million in Q4 2021 and Pro Forma Digital revenue was $304 million (up 2% year-over-year). Full year 2021 Pro Forma Digital revenue was $1 billion, up 24% year-over-year.

o	Operating loss of $30 million and Adjusted EBITDA loss of $7 million reflect transaction-related items of $73 million for associated with the acquisition of Meredith.

•	Angi Inc. revenue increased 16% year-over-year to $416 million, the 5th consecutive quarter of double-digit growth.

o	Angi Services revenue was $113 million in Q4 2021, increasing 116% year-over-year and up over 100% for the 3rd straight quarter. Full year 2021 Angi Services revenue was $358 million, up 120% year-over-year.

o	Monetized Transactions increased 3% year-over-year to 4 million.

•	Emerging & Other revenue increased 42% to $211 million reflecting:

o	$87 million from Care.com, up 19% year-over-year.

o	104% year-over-year growth from Bluecrew and Vivian Health on a combined basis.

•	IAC holds 59 million shares of MGM Resorts International (“MGM”). IAC’s Net earnings and EPS reflect increases or decreases in MGM’s share price in the quarter as unrealized gains and losses. As a result, Net earnings and EPS can be very volatile, which reduces their ability to be effective measures to assess operating performance. IAC’s stake in MGM was purchased for $1.0 billion in Q2 and Q3 2020 and is worth $2.6 billion as of February 14, 2022. In addition, IAC announced on February 14, 2022 it will purchase an additional 4.5 million shares at $45 per share for a total aggregate amount of $202.5 million.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

($ in millions, rounding differences may occur)	Q4 2021	Q4 2020	Growth

Revenue
Dotdash Meredith	$252.4	$74.2	240%
Angi Inc.	415.9	359.3	16%
Search	280.3	182.4	54%
Emerging & Other	211.4	149.2	42%
Inter-segment eliminations	(0.5)	(0.0)	-969%
Total Revenue	$1,159.4	$765.0	52%
Operating (loss) income
Dotdash Meredith	$(29.6)	$28.4	NM
Angi Inc.	(28.9)	(4.7)	-516%
Search	34.3	16.0	114%
Emerging & Other	1.2	(8.9)	NM
Corporate	(38.7)	(52.9)	27%
Total Operating loss	$(61.7)	$(22.1)	-179%
Adjusted EBITDA
Dotdash Meredith	(7.4)	30.9	NM
Angi Inc.	(3.3)	42.0	NM
Search	34.3	16.9	103%
Emerging & Other	11.8	(7.1)	NM
Corporate	(24.2)	(32.2)	25%
Total Adjusted EBITDA	$11.2	$50.6	-78%

Please refer to the IAC Q4 2021 shareholder letter for January 2022 monthly metrics.

Dotdash Meredith

Revenue

($ in millions; rounding differences may occur)	Q4 2021	Q4 2020	Growth
Revenue
Digital	$163.2	$74.2	120%
Print	92.0	-	NM
Intra-segment eliminations	(2.9)	-	NM
Total	$252.4	$74.2	240%

Pro Forma Digital	$303.7	$297.6	2%
Pro Forma Print	349.1	376.5	-7%
Pro Forma intra-segment eliminations	(8.3)	(6.8)	22%
Pro Forma Total	$644.6	$667.3	-3%

•	Revenue increased 240% to $252.4 million due primarily to the addition of $169.9 million from Meredith post acquisition and 11% growth from the Dotdash standalone business (driven primarily by 16% growth from Display Advertising revenue)

Operating (Loss) Income and Adjusted EBITDA

($ in millions; rounding differences may occur)	Q4 2021	Q4 2020	Growth
Operating (Loss) Income:
Digital	$29.6	$28.4	4%
Print	1.1	-	NM
Other	(60.3)	-	NM
Total	$(29.6)	$28.4	NM
Adjusted EBITDA:
Digital	$42.5	$30.9	38%
Print	10.2	-	NM
Other	(60.2)	-	NM
Total	$(7.4)	$30.9	NM

•	Operating loss was $29.6 million compared to income of $28.4 million in Q4 2020 reflecting:

o	Adjusted EBITDA declining $38.3 million to a loss of $7.4 million due primarily to $73.0 million of transaction-related costs, including charges related to double-trigger change-in-control payments, associated with the acquisition of Meredith

o	$14.0 million higher amortization of intangibles and $4.2 million higher depreciation driven by the acquisition of Meredith

Angi Inc.

Please refer to the Angi Inc. Q4 2021 earnings release for further detail.

Search

•	Revenue increased 54% to $280.3 million due to a 74% increase at Ask Media Group as a result of higher and more efficient marketing driving increased visitors to ad supported search and content websites, partially offset by a 17% decrease at Desktop (legacy desktop search software business)

•	Operating income increased 114% to $34.3 million due primarily to 103% higher Adjusted EBITDA driven by the higher Ask Media Group revenue and lower Desktop marketing

Emerging & Other

•	Revenue increased 42% to $211.4 million due primarily to:

o	IAC Films revenue increasing $33.1 million due primarily to The Tragedy of Macbeth and The Humans

o	Care.com revenue increasing 19% to $87.0 million

o	Growth from Bluecrew, Vivian Health and The Daily Beast

•	Operating income was $1.2 million as compared to a loss of $8.9 million in Q4 2020 reflecting:

o	Adjusted EBITDA of $11.8 million as compared to a loss of $7.1 million in Q4 2020 due primarily to profits at Care.com (Q4 2020 results included $8.5 million of transaction-related items) and profits at IAC Films and Vivian Health (compared to losses in Q4 2020)

o	$9.3 million higher amortization of intangibles driven by Care.com

Corporate

•	Operating loss decreased $14.2 million to $38.7 million due to:

o	$8.0 million lower Adjusted EBITDA losses due primarily to lower compensation costs and $2.2 million of transaction-related costs in connection with the spin-off of Vimeo in Q4 2020

o	$6.6 million lower stock-based compensation expense due primarily to a decrease in modification charges in Q4 2021 compared to Q4 2020

Income Taxes

The Company recorded an income tax benefit of $10.2 million in Q4 2021 due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards, partially offset by non-deductible transaction-related items associated with the acquisition of Meredith. The Company recorded an income tax provision of $50.7 million in Q4 2020 for an effective tax rate of 9%, which is lower than the statutory rate due primarily to excess tax benefits generated by the exercise and vesting of stock-based awards.

Free Cash Flow

For the twelve months ended December 31, 2021, net cash provided by operating activities attributable to continuing operations increased $5.5 million to $118.9 million due primarily to higher Adjusted EBITDA although Free Cash Flow decreased $24.0 million to $28.7 million due to higher capital expenditures.

	Twelve Months Ended December 31,
($ in millions, rounding differences may occur)	2021	2020
Net cash provided by operating activities attributable to continuing operations	$118.9	$113.4
Capital expenditures	(90.2)	(60.7)
Free Cash Flow	$28.7	$52.7

VIDEO CONFERENCE CALL

IAC and Angi Inc. will live stream a joint video conference to answer questions regarding their fourth quarter results on Wednesday, February 16, 2022, at 8:30 a.m. Eastern Time. This live stream will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC and Angi Inc.’s business. The live stream will be open to the public at ir.iac.com or ir.angi.com.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2021:

•	IAC had 89.7 million common and Class B common shares outstanding.

•	The Company had $2.1 billion in cash and cash equivalents and marketable securities of which IAC held $1.5 billion, Dotdash Meredith, Inc. held $233 million, and Angi Inc. held $428 million.

•	The Company had $2.1 billion in long-term debt, of which Dotdash Meredith, Inc. held $1.6 billion and ANGI Group, LLC (a subsidiary of Angi Inc.) held $500 million.

•	IAC’s economic interest in Angi Inc. was 84.5% and IAC’s voting interest was 98.2%. IAC held 424.6 million shares of Angi Inc.

•	IAC owned 59 million shares of MGM.

On December 1, 2021, Dotdash Meredith, Inc., a wholly-owned subsidiary of the Company, entered into a credit agreement that provides for (a) a five-year $350 million term loan A, (b) a seven-year $1.25 billion term loan B and (c) a five-year $150 million revolving credit facility. The proceeds from the term loans were used in connection with the acquisition of Meredith. As of December 31, 2021, the revolving credit facility had no borrowings and currently has no borrowings.

IAC has 8.0 million shares remaining in its stock repurchase authorization.

Between November 4, 2021 and February 11, 2022, Angi Inc. repurchased 1.0 million Class A common shares at an average price of $7.80. Angi Inc. has 15.0 million shares remaining in its stock repurchase authorization.

IAC and Angi Inc. may purchase their shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

OPERATING METRICS

(rounding differences may occur)

	Q4 2021	Q4 2020	Growth
Dotdash Meredith
Revenue ($ in millions)
Digital Revenue	$163.2	$74.2	120%
Print Revenue	92.0	-	NM
Intra-segment eliminations	(2.9)	-	NM
Total Revenue	$252.4	$74.2	240%
Pro Forma Digital Revenue	$303.7	$297.6	2%
Pro Forma Print Revenue	349.1	376.5	-7%
Pro Forma Intra-segment eliminations	(8.3)	(6.8)	-22%
Pro Forma Total Revenue	$644.6	$667.3	-3%

Angi Inc.
Revenue ($ in millions)
Angi Ads and Leads	$285.0	$289.4	-2%
Angi Services	113.1	52.3	116%
Total North America	$398.1	$341.7	17%
Europe	17.8	17.6	1%
Total Revenue	$415.9	$359.3	16%
Angi Service Requests (in thousands)	6,896	7,226	-5%
Angi Monetized Transactions (in thousands)	3,960	3,851	3%
Angi Transacting Service Professionals (in thousands)	206	208	-1%
Angi Advertising Service Professionals (in thousands)	38	39	-4%

Search
Revenue ($ in millions)
Ask Media Group	$246.3	$141.4	74%
Desktop	34.0	41.0	-17%
Total Revenue	$280.3	$182.4	54%

See metric definitions on page 16

DILUTIVE SECURITIES

IAC has various dilutive securities. The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	2/11/22	Dilution at:
Share Price			$133.36	$135.00	$140.00	$145.00	$150.00

Absolute Shares as of 2/11/22	86.8		86.8	86.8	86.8	86.8	86.8

Restricted stock, RSUs and non-publicy traded subsidiary denominated equity awards	4.8		0.9	0.9	1.0	1.0	1.0
Options	2.9	$13.99	0.7	0.7	0.7	0.7	0.7
Total Dilution			1.6	1.6	1.7	1.7	1.7
% Dilution			1.8%	1.8%	1.9%	1.9%	2.0%
Total Diluted Shares Outstanding			88.4	88.4	88.4	88.5	88.5

The dilutive securities presentation is calculated using the methods and assumptions described below, which are different from those used for GAAP dilution, which is calculated based on the treasury stock method.

The Company currently settles all equity awards on a net basis; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, and in the case of options, assuming no proceeds are received by the Company. Any required withholding taxes are paid in cash by the Company on behalf of the employees. In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is assumed to be used to repurchase IAC shares. Assuming all awards were settled on February 11, 2022, withholding taxes paid by the Company on behalf of the employees upon net settlement would have been $413.0 million (of which approximately 50% would be payable for awards currently vested and those vesting on or before December 31, 2022) assuming a stock price of $133.36 and a 50% withholding rate. The table above assumes no change in the fair value estimate of the non-publicly traded subsidiary denominated equity awards from the values used at December 31, 2021. The number of shares ultimately needed to settle these awards and the cash withholding tax obligation may vary significantly as a result of the determination of the fair value of the relevant subsidiary. In addition, the number of shares required to settle these awards will be impacted by movement in the stock price of IAC.

Angi Inc. Equity Awards and the Treatment of the Related Dilutive Effect

Certain Angi Inc. equity awards can be settled either in IAC or Angi Inc. common shares at IAC’s election. For purposes of the dilution calculation above, these awards are assumed to be settled in shares of Angi Inc. common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS

($ in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$1,159,442	$765,045	$3,699,627	$2,764,536
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	478,228	232,231	1,306,972	750,686
Selling and marketing expense	352,933	284,074	1,354,693	1,165,456
General and administrative expense	276,278	193,879	797,448	745,235
Product development expense	62,527	51,440	220,120	180,014
Depreciation	20,922	18,240	75,015	68,823
Amortization of intangibles	30,297	7,277	74,839	126,839
Goodwill impairment	-	-	-	265,146
Total operating costs and expenses	1,221,185	787,141	3,829,087	3,302,199
Operating loss	(61,743)	(22,096)	(129,460)	(537,663)
Interest expense	(15,801)	(6,587)	(34,264)	(16,166)
Unrealized gain on investment in MGM Resorts International	102,128	576,171	789,283	840,550
Other (expense) income, net	(21,534)	9,914	111,854	(42,561)
Earnings from continuing operations before income taxes	3,050	557,402	737,413	244,160
Income tax benefit (provision)	10,213	(50,733)	(140,833)	45,707
Net earnings from continuing operations	13,263	506,669	596,580	289,867
Earnings (loss) from discontinued operations, net of tax	-	691	(1,831)	(21,281)
Net earnings	13,263	507,360	594,749	268,586
Net loss attributable to noncontrolling interests	5,473	1,765	8,562	1,140
Net earnings attributable to IAC shareholders	$18,736	$509,125	$603,311	$269,726

Per share information from continuing operations:
Basic earnings per share	$0.21	$5.95	$6.78	$3.40
Diluted earnings per share	$0.20	$5.58	$6.39	$3.20

Per share information attributable to IAC Common Stock and Class B common stock shareholders:
Basic earnings per share	$0.21	$5.96	$6.76	$3.16
Diluted earnings per share	$0.20	$5.59	$6.37	$2.97

Stock-based compensation expense by function:
Cost of revenue	$26	$7	$78	$118
Selling and marketing expense	1,243	722	5,009	5,265
General and administrative expense	18,969	44,915	67,664	177,451
Product development expense	1,445	1,490	6,736	6,161
Total stock-based compensation expense	$21,683	$47,134	$79,487	$188,995

IAC CONSOLIDATED BALANCE SHEET
($ in thousands)

	December 31,	December 31,
	2021	2020
ASSETS
Cash and cash equivalents	$2,118,730	$3,366,176
Marketable securities	19,788	224,979
Accounts receivable, net	693,208	257,668
Other current assets	267,165	140,022
Current assets of discontinued operations	-	130,477
Total current assets	3,098,891	4,119,322

Buildings, capitalized software, leasehold improvements, equipment and land, net	570,525	274,930
Goodwill	3,514,886	1,660,102
Intangible assets, net	1,414,892	394,986
Investment in MGM Resorts International	2,649,442	1,860,158
Long-term investments	327,838	297,643
Other non-current assets	1,037,842	288,021
Non-current assets of discontinued operations	-	266,547
TOTAL ASSETS	$12,614,316	$9,161,709

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES:
Current portion of long-term debt	$30,000	$-
Accounts payable, trade	203,173	88,849
Deferred revenue	540,197	137,658
Accrued expenses and other current liabilities	834,292	340,406
Current liabilities of discontinued operations	-	183,988
Total current liabilities	1,607,662	750,901

Long-term debt, net	2,046,237	712,277
Deferred income taxes	293,595	78,789
Other long-term liabilities	893,357	233,850
Non-current liabilities of discontinued operations	-	2,972

Redeemable noncontrolling interests	18,741	231,992

Commitments and contingencies

SHAREHOLDERS' EQUITY:
Common Stock	8	83
Class B common stock	1	6
Additional paid-in capital	6,265,669	5,909,614
Retained earnings	910,915	694,042
Accumulated other comprehensive income (loss)	4,397	(6,170)
Total IAC shareholders' equity	7,180,990	6,597,575
Noncontrolling interests	573,734	553,353
Total shareholders' equity	7,754,724	7,150,928
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$12,614,316	$9,161,709

IAC CONSOLIDATED AND COMBINED STATEMENT OF CASH FLOWS
($ in thousands)

	Twelve Months Ended December 31,
	2021	2020
Cash flows from operating activities attributable to continuing operations:
Net earnings	$594,749	$268,586
Less: Loss from discontinued operations, net of tax	(1,831)	(21,281)
Net earnings attributable to continuing operations	596,580	289,867
Adjustments to reconcile net earnings to net cash provided by operating activities attributable to continuing operations:
Stock-based compensation expense	79,487	188,995
Amortization of intangibles	74,839	126,839
Depreciation	75,015	68,823
Provision for credit losses	89,893	78,931
Goodwill impairment	-	265,146
Deferred income taxes	135,221	(18,356)
Unrealized gain on investment in MGM Resorts International	(789,283)	(840,550)
(Gains) losses on investments in equity securities, net	(40,626)	41,112
Unrealized (increase) decrease in the estimated fair value of a warrant	(104,018)	3,219
Non-cash lease expense (including right-of-use asset impairments)	35,737	30,026
Pension and postretirement benefit expense	18,212	-
Other adjustments, net	59,221	16,113
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(156,971)	(131,703)
Other assets	(30,195)	(24,762)
Operating lease liabilities	(30,995)	(29,841)
Accounts payable and other liabilities	78,029	35,960
Income taxes payable and receivable	(2,506)	(11,580)
Deferred revenue	31,260	25,140
Net cash provided by operating activities attributable to continuing operations	118,900	113,379
Cash flows from investing activities attributable to continuing operations:
Acquisitions, net of cash acquired	(2,699,643)	(685,216)
Capital expenditures	(90,210)	(60,726)
Proceeds from maturities of marketable debt securities	225,000	475,000
Purchases of marketable debt securities	-	(649,828)
Cash distribution related to the spin-off of IAC's investment in Vimeo	(333,184)	-
Net proceeds from the sale of businesses and investments	16,451	26,055
Purchases of investment in MGM Resorts International	-	(1,019,608)
Purchases of investments	(24,290)	(1,152)
Decrease in notes receivable—related party	-	54,828
Other, net	(1,627)	(11,536)
Net cash used in investing activities attributable to continuing operations	(2,907,503)	(1,872,183)
Cash flows from financing activities attributable to continuing operations:
Proceeds from the issuance of Dotdash Meredith Term Loans	1,600,000	-
Proceeds from the issuance of ANGI Group Senior Notes	-	500,000
Principal payments on ANGI Group Term Loan	(220,000)	(27,500)
Debt issuance costs	(23,548)	(6,484)
Purchase of Angi Inc. treasury stock	(35,403)	(63,674)
Proceeds from the exercise of IAC stock options	1,496	-
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(95,983)	(85,103)
Withholding taxes paid on behalf of Angi Inc. employees on net settled stock-based awards	(61,908)	(64,079)
Distributions to and purchases of noncontrolling interests	(30,339)	(4,280)
Cash merger consideration paid by Old IAC in connection with the MTCH Separation	-	837,913
Transfers from Old IAC for periods prior to the MTCH Separation	-	1,706,479
Proceeds from the sale of Old IAC Class M common stock	-	1,408,298
Other, net	(18,578)	1,095
Net cash provided by financing activities attributable to continuing operations	1,115,737	4,202,665
Total cash (used in) provided by continuing operations	(1,672,866)	2,443,861
Net cash provided by operating activities attributable to discontinued operations	18,053	41,202
Net cash provided by investing activities attributable to discontinued operations	7,602	42
Net cash provided by financing activities attributable to discontinued operations	293,577	149,254
Total cash provided by discontinued operations	319,232	190,498
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(1,612)	2,019
Net (decrease) increase in cash and cash equivalents and restricted cash	(1,355,246)	2,636,378
Cash and cash equivalents and restricted cash at beginning of period	3,477,110	840,732
Cash and cash equivalents and restricted cash at end of period	$2,121,864	$3,477,110

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

($ in millions; rounding differences may occur)

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA

	For the three months ended December 31, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith
Digital	$29.6	$1.4	$2.6	$8.9	$42.5
Print	1.1	-	1.8	7.3	10.2
Other	(60.3)	-	0.1	-	(60.2)
Total Dotdash Meredith	(29.6)	1.4	4.5	16.3	(7.4)
Angi Inc.	(28.9)	8.3	13.5	3.8	(3.3)
Search	34.3	-	-	-	34.3
Emerging & Other	1.2	-	0.3	10.2	11.8
Corporate	(38.7)	11.9	2.6	-	(24.2)
Total	$(61.7)	$21.7	$20.9	$30.3	$11.2

	For the three months ended December 31, 2020
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Adjusted EBITDA
Dotdash Meredith	$28.4	$-	$0.2	$2.3	$30.9
Angi Inc.	(4.7)	28.6	14.0	4.1	42.0
Search	16.0	-	0.8	-	16.9
Emerging & Other	(8.9)	-	0.9	0.9	(7.1)
Corporate	(52.9)	18.5	2.2	-	(32.2)
Total	$(22.1)	$47.1	$18.2	$7.3	$50.6

IAC RECONCILIATION OF OPERATING (LOSS) INCOME TO ADJUSTED EBITDA (continued)

	For the twelve months ended December 31, 2021
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Dotdash Meredith
Digital	$74.0	$1.4	$4.3	$11.5	$-	$91.2
Print	1.1	-	1.8	7.3	-	10.2
Other	(60.3)	-	0.1	-	-	(60.2)
Total Dotdash Meredith	14.8	1.4	6.2	18.9	-	41.2
Angi Inc.	(76.5)	28.7	59.2	16.4	-	27.9
Search	108.3	-	-	-	-	108.4
Emerging & Other	(22.7)	0.1	1.5	39.6	15.0	33.4
Corporate	(153.3)	49.2	8.1	-	-	(96.0)
Total	$(129.5)	$79.5	$75.0	$74.8	$15.0	$114.9

	For the twelve months ended December 31, 2020
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Dotdash Meredith	$50.2	$-	$1.8	$14.2	$-	$-	$66.2
Angi Inc.	(6.4)	83.6	52.6	42.9	-	-	172.8
Search	(248.7)	-	2.7	32.2	-	265.1	51.3
Emerging & Other	(70.9)	0.1	2.4	37.6	(6.9)	-	(37.7)
Corporate	(261.9)	105.2	9.2	-	-	-	(147.4)
Total	$(537.7)	$189.0	$68.8	$126.8	$(6.9)	$265.1	$105.2

DOTDASH MEREDITH REVENUE TO PRO FORMA REVENUE RECONCILIATION

	Three Months Ended December 31, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$163.2	$140.5	$303.7
Print	92.0	257.1	349.1
Intra-segment eliminations	(2.9)	(5.4)	(8.3)
Total	$252.4	$392.3	$644.6

	Three Months Ended December 31, 2020
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$74.2	$223.4	$297.6
Print	-	376.5	376.5
Intra-segment eliminations	-	(6.8)	(6.8)
Total	$74.2	$593.1	$667.3

	Twelve Months Ended December 31, 2021
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$367.1	$664.6	$1,031.8
Print	92.0	1,257.2	1,349.2
Intra-segment eliminations	(2.9)	(22.1)	(25.0)
Total	$456.3	$1,899.7	$2,356.0

	Twelve Months Ended December 31, 2020
	Revenue as Reported	Meredith Revenue for Periods Prior to its Acquisition (a)	Pro Forma Revenue
Digital	$213.8	$617.5	$831.2
Print	-	1,435.5	1,435.5
Intra-segment eliminations	-	(20.3)	(20.3)
Total	$213.8	$2,032.7	$2,246.4

(a) Reflects programmatic advertising revenue on a net basis.

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA and Free Cash Flow, both of which are supplemental measures to U.S. generally accepted accounting principles (“GAAP”). These are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated. We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures. We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release. Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets, if applicable, and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements. We believe this measure is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

Free Cash Flow is defined as net cash provided by operating activities attributable to continuing operations, less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded from Adjusted EBITDA

Stock-based compensation expense consists of expense associated with awards that were granted under various IAC stock and annual incentive plans and expense related to awards issued by certain subsidiaries of the Company. These expenses are not paid in cash and we view the economic costs of stock-based awards to be the dilution to our share base; we also include the related shares in our fully diluted shares outstanding for GAAP earnings per share using the treasury stock method.  The Company is currently settling all stock-based awards on a net basis; IAC remits the required tax-withholding amounts for net-settled awards from its current funds.

Please see page 8 for a summary of our dilutive securities, including stock-based awards as of February 11, 2022 and a description of the calculation methodology.

Depreciation is a non-cash expense relating to our buildings, capitalized software, leasehold improvements and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser relationships, licensee relationships, trade names, technology, subscriber relationships, service professional relationships, customer lists and user base, memberships, and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value. We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value. These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Metric Definitions

Dotdash Meredith

Digital Revenue – Includes Digital Advertising revenue, Performance Marketing revenue and Licensing and Other revenue.

(a) Display Advertising revenue – primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

(b) Performance Marketing revenue – primarily includes revenue generated through affiliate commerce, affinity marketing channels, and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash Meredith refers users to commerce partner websites resulting in a purchase or transaction. Affinity marketing programs market and place magazine subscriptions for both Dotdash Meredith and third-party publisher titles. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

(c) Licensing and Other revenue – primarily includes revenue generated through brand and content licensing agreements. Brand licensing generates royalties from multiple long-term trademark licensing agreements with retailers, manufacturers, publishers, and service providers. Content licensing royalties are earned from our relationship with Apple News + as well as other content distribution relationships.

Print Revenue – primarily includes subscription, newsstand, and advertising revenue.

Pro Forma Revenue – reflects the inclusion of Meredith revenue for all periods prior to the Meredith acquisition. Meredith’s programmatic advertising revenue has been presented on a net basis to conform to IAC’s accounting policies.

Angi Inc.

Angi Ads and Leads Revenue - Primarily reflects domestic ads and leads revenue, including consumer connection revenue for consumer matches, revenue from service professionals under contract for advertising and membership subscription revenue from service professionals and consumers.

Angi Services Revenue – Primarily reflects domestic revenue from pre-priced offerings by which the consumer purchases services directly from Angi Inc. and Angi Inc. engages a service professional to perform the service and includes revenue from Total Home Roofing, Inc. (“Angi Roofing”), which was acquired on July 1, 2021.

Angi Service Requests - Fully completed and submitted domestic customer service requests and includes Angi Service requests in the period.

Angi Monetized Transactions - Fully completed and submitted domestic customer service requests that were matched to and paid for by a service professional and includes completed and in-process Angi Services jobs in the period.

Angi Transacting Service Professionals - The number of service professionals that paid for consumer matches through Angi Leads or performed an Angi Services job in the quarter.

Angi Advertising Service Professionals - The number of service professionals under contract for advertising at the end of the period.

Search

Ask Media Group Revenue - Consists of revenue generated from advertising principally through the display of paid listings in response to search queries, as well as from display advertisements appearing alongside content on its various websites, and, to a lesser extent, affiliate commerce commission revenue.

Desktop Revenue - Consists of revenue generated by applications distributed through both direct-to-consumer marketing and business-to-business partnerships.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the IAC and Angi Inc. live stream, which will be held at 8:30 a.m. Eastern Time on Wednesday, February 16, 2022 (with IAC executives participating to answer questions regarding IAC), may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as "anticipates," "estimates," "expects," "plans" and "believes," among others, generally identify forward-looking statements. These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends and prospects in the industries in which IAC’s businesses operate and other similar matters. Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: (i) our ability to market our products and services in a successful and cost-effective manner, (ii) the display of links to websites offering our products and services in a prominent manner in search results, (iii) changes in our relationship with (or policies implemented by) Google, (iv) our continued ability to market, distribute and monetize our products and services through search engines, digital app stores and social media platforms, (v) the failure or delay of the markets and industries in which our businesses operate to migrate online and the continued growth and acceptance of online products and services as effective alternatives to traditional products and services, (vi) our continued ability to develop and monetize versions of our products and services for mobile and other digital devices, (vii) our ability to establish and maintain relationships with quality and trustworthy service professionals and caregivers, (viii) the ability of Angi Inc. to successfully implement its brand initiative and expand Angi Services (its pre-priced offerings), (ix) our ability to engage directly with users, subscribers, consumers, service professionals and caregivers on a timely basis, (x) our ability to access, collect and use personal data about our users and subscribers, (xi) the ability of our Chairman and Senior Executive, certain members of his family and our Chief Executive Officer to exercise significant influence over the composition of our board of directors, matters subject to stockholder approval and our operations, (xii) our inability to freely access the cash of Angi Inc. and its subsidiaries, (xiii) dilution with respect to our investment in Angi Inc., (xiv) our ability to compete, (xv) adverse economic events or trends (particularly those that adversely impact advertising spending levels and consumer confidence and spending behavior), either generally and/or in any of the markets in which our businesses operate, (xvi) our ability to build, maintain and/or enhance our various brands, (xvii) the impact of the COVID-19 outbreak on our businesses, (xviii) our ability to protect our systems, technology and infrastructure from cyberattacks and to protect personal and confidential user information, (xix) the occurrence of data security breaches and/or fraud, (xx) increased liabilities and costs related to the processing, storage, use and disclosure of personal and confidential user information, (xxi) the integrity, quality, efficiency and scalability of our systems, technology and infrastructure (and those of third parties with whom we do business), (xxii) changes in key personnel and (xxiii) the risks inherent in the success of the acquisition of Meredith by Dotdash and the ability to achieve the expected benefits thereof, including (among others) the risks that IAC's synergy estimates are inaccurate or that combined company faces higher than anticipated integration or other costs in connection with the acquisition. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect IAC's business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’s management as of the date of this document. IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) builds companies.  We are guided by curiosity, a questioning of the status quo, and a desire to invent or acquire new products and brands.  From the single seed that started as IAC over two decades ago have emerged 11 public companies and generations of exceptional leaders.  We will always evolve, but our basic principles of financially-disciplined opportunism will never change.  IAC is today comprised of category-leading businesses including Angi Inc. (NASDAQ: ANGI), Dotdash Meredith and Care.com, among many others ranging from early stage to established businesses.  IAC is headquartered in New York City with business locations worldwide.

Contact Us

IAC/Angi Inc. Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7251

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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